Exhibit 11

	For the three months ended September 30,
	2012	2011
Numerator:
Income from continuing operations	$13,906	$17,897
Income from discontinued operations	—	799
Redemption related stock issuance cost	—	(155)
Preferred stock dividend	(911)	(1,138)
Redeemable and other noncontrolling interests in income	(105)	(332)

Net income available to common shareholders	$12,890	$17,071

Denominator:
Denominator for basic earnings per share—weighted average shares	76,813	74,965
Dilutive effect of stock based awards	317	425

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	77,130	75,390

Basic earnings per share from continuing operations	$0.17	$0.22
Basic earnings per share from discontinued operations	0.00	0.01

Basic earnings per share	$0.17	$0.23

Diluted earnings per share from continuing operations	$0.17	$0.22
Diluted earnings per share from discontinued operations	0.00	0.01

Diluted earnings per share	$0.17	$0.23

(1)	There are no operating company units outstanding at September 30, 2012. There were 610,000 average anti-dilutive operating company units outstanding for the three months ended September 30, 2011.

	For the nine months ended September 30,
	2012	2011
Numerator:
Income from continuing operations	$54,232	$42,057
Income from discontinued operations	8,510	2,347
Redemption related stock issuance cost	—	(3,771)
Preferred stock dividend	(2,733)	(6,744)
Redeemable and other noncontrolling interests in income	(315)	(1,003)

Net income available to common shareholders	$59,694	$32,886

Denominator:
Denominator for basic earnings per share—weighted average shares	76,471	69,950
Dilutive effect of stock based awards	369	450

Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion(1)	76,840	70,400

Basic earnings per share from continuing operations	$0.67	$0.44
Basic earnings per share from discontinued operations	0.11	0.03

Basic earnings per share	$0.78	$0.47

Diluted earnings per share from continuing operations	$0.67	$0.44
Diluted earnings per share from discontinued operations	0.11	0.03

Diluted earnings per share	$0.78	$0.47

(1)

There are no operating company units outstanding at September 30, 2012. There were 20,000 and 610,000 average anti-dilutive operating company units outstanding for the nine months ended September 30, 2012 and 2011, respectively.